EXHIBIT 8.1

List of Subsidiaries

Country of incorporation: Canada

Date of Acquisition	Share Ownership	Subsidiaries

July 11, 1997	70%	Louvem Mines Inc.
August 19, 1993	100%	Camflo Mill Inc.